                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant ( X )
Filed by a Party other than the Registrant (  )

Check the appropriate box:

( )   Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X)   Definitive Proxy Statement
( )   Definitive Additional Materials
( )   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                            NORTHWESTERN CORPORATION
                            ------------------------
                (Name of Registrant as Specified In Its Charter)


                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
(X)   No fee required.
( )   Fee computed on table below per Exchange Act Rules 14a-6(i) and O-11.

      1)       Title of each class of securities to which transaction applies:

      2)       Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)       Proposed maximum aggregate value of transaction:

      5)       Total fee paid:

( )   Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)       Amount Previously Paid:

      2)       Form, Schedule or Registration State No.:

      3)       Filing Party:

      4)       Date Filed

                            NorthWestern Corporation
                               125 S. Dakota Ave.
                         Sioux Falls, South Dakota 57104


                         ANNUAL MEETING OF SHAREHOLDERS
                                   May 1, 2002


April 1, 2002

Dear Shareholder:

We are pleased to invite you to attend the Annual Meeting of Shareholders of NorthWestern Corporation, which will be held in the Great Hall of the Washington Pavilion, 301 S. Main Ave., Sioux Falls, South Dakota, on Wednesday, May 1, 2002, at 10:00 a.m. (Central time zone).

We discuss the matters to be acted upon at the meeting in more detail in the attached Notice of Annual Meeting and Proxy Statement. You are being asked to elect three Directors in Class II to the Board of Directors of the Corporation. Your Board of Directors recommends that you vote "FOR" the three individuals nominated.

You can vote in any one of three ways this year. You can vote online at our Web site, by calling a toll-free telephone number or by signing and returning the enclosed proxy card in the postage prepaid envelope provided. Instructions for voting by each of these methods are set forth on the proxy card.

We hope that you can attend the Annual Meeting. Whether or not you plan to attend, you can be sure that your shares are represented at the meeting by promptly voting by one of the three methods provided. Any shareholder attending the Annual Meeting may vote in person, even if that shareholder has returned a proxy. Your vote is important, whether you own a few shares or many.

Thank you for your continued support of NorthWestern Corporation.

Very truly yours,



/s/ Merle D. Lewis
-----------------------
Merle D. Lewis
Chairman and Chief Executive Officer

                            NORTHWESTERN CORPORATION
                                CORPORATE OFFICE
                               125 S. DAKOTA AVE.
                         SIOUX FALLS, SOUTH DAKOTA 57104

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 1, 2002

To the Holders of Common Stock of
NORTHWESTERN CORPORATION:

The Annual Meeting of Shareholders of NorthWestern Corporation ("NorthWestern") will be held in the Great Hall of the Washington Pavilion, 301 S. Main Ave., Sioux Falls, South Dakota, on Wednesday, May 1, 2002, at 10:00 a.m. (Central time zone) for the following purposes:

     (1) To elect three members of Class II of the Board of Directors of NorthWestern to hold office until the Annual Meeting of Shareholders in 2005, and until their successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on March 2, 2002, will be entitled to vote at the Annual Meeting and any adjournments thereof.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE THREE NOMINEES FOR THE BOARD.

You are encouraged to vote in any one of the three ways available: online at NorthWestern's Web site, by calling the toll-free telephone number or by signing, dating and returning your proxy card in the enclosed envelope. Instructions for voting by each of these methods are set forth on the proxy card. If you are able to attend the Annual Meeting and wish to vote in person, you may do so whether or not you have returned your proxy.

BY ORDER OF THE BOARD OF DIRECTORS
Alan D. Dietrich
Corporate Secretary

YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY

                            NORTHWESTERN CORPORATION

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                             To be held May 1, 2002

                                TABLE OF CONTENTS

                                                                           Page
General Information                                                        1
         Date of Meeting and Solicitation of Proxies                       1
         Outstanding Shares and Voting Rights                              1
Election of Directors                                                      1
         Nominees                                                          2
         Continuing Directors                                              3
Meetings of the Board of Directors and Committees                          4
         Audit Committee                                                   4
         Compensation Committee                                            4
         Governance Committee                                              4
Executive Officers                                                         5
Security Ownership by Certain Beneficial Owners and Management             7
Compensation of Directors and Executive Officers                           8
         Report on Executive Compensation                                  8
         Summary Compensation Table                                        10
         Information on Options                                            11
         Long-Term Incentive Awards                                        11
         Employment Contracts                                              12
         Retirement Plan                                                   12
         Other Benefits                                                    13
         Director Compensation                                             13
         Salary Continuation Plan                                          14
Audit Committee Report                                                     14
Independent Public Accountants                                             14
Compensation Committee Interlocks and Insider Participation                15
Certain Relationships and Related Transactions                             15
Performance Graph                                                          15
Section 16(a) Beneficial Ownership Reporting Compliance                    16
Annual Report                                                              16
Submission of Shareholder Proposals                                        16
Other Matters                                                              16
Exhibit A - Audit Committee Charter                                        17

GENERAL INFORMATION

DATE OF MEETING AND SOLICITATION OF PROXIES

This proxy statement is being mailed to shareholders on or about April 1, 2002, and is furnished in connection with the solicitation by the Board of Directors of NorthWestern (the "Board") of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 1, 2002 (the "Meeting"). NorthWestern will bear all costs of the solicitation. In addition to solicitation by mail, officers and team members of NorthWestern may solicit proxies by telephone, facsimile or in person. NorthWestern has retained Georgeson Stockholder Communications Inc. to assist in the solicitation of proxies at an estimated cost to NorthWestern of $6,000, plus reasonable out-of-pocket expenses. Also, NorthWestern will reimburse, upon request, brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

OUTSTANDING SHARES AND VOTING RIGHTS

Holders of Common Stock of record at the close of business on March 2, 2002 (the "Record Date"), will be entitled to one vote for each share of Common Stock held by them on all matters to be voted upon at the Meeting. As of the Record Date, there were outstanding 27,396,762 shares of Common Stock.

Shareholders who execute proxies may revoke them at any time before they are voted at the Meeting by giving written notice of such revocation to NorthWestern's Corporate Secretary, by filing another proxy with him or by voting in person at the Meeting. Valid proxies will be voted in accordance with the instructions given. In the absence of any instruction, proxies will be voted "FOR" election of the nominees. The form of proxy confers discretionary authority with respect to any other business properly brought before the Meeting.

Directors will be elected by a plurality of the votes cast at the Meeting; meaning that the three nominees receiving the most votes will be elected directors. Abstentions will be counted as present for quorum purposes, will not be counted as votes cast and will have no effect on the result of the vote. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective, those non-voted shares will be counted for quorum purposes but will have no effect on the result of the election of directors and will not be deemed to be present for purposes of determining whether shareholder approval of any other matter has been obtained.

ELECTION OF DIRECTORS

In accordance with NorthWestern's Restated Certificate of Incorporation and By-Laws, NorthWestern's directors are elected to staggered terms on a classified Board of Directors. At the Meeting, three directors will be elected to Class II of the Board, to hold office for a term of three years, until the Annual Meeting of Shareholders in 2005, and until their successors are duly elected and qualified. In the event a nominee is unable to serve as a director at the time of the Meeting, the shares represented by the proxies may (subject to the limitations described above and in the discretion of the proxy holders) be voted for other nominees not named herein. Each of the nominees is presently serving as a director and has consented to be named and to serve if elected. Management believes that all of the nominees will be able to serve.

Nominees
The following information is furnished with respect to the nominees to Class II of the Board for three-year terms expiring in May 2005:


------------------------ --------------------------------------------------------- ------------ ------------
                                                                                    DIRECTOR      AGE ON
        NOMINEE                     PRINCIPAL OCCUPATION OR EMPLOYMENT                SINCE      MARCH 1,
                                                                                                   2002
------------------------ --------------------------------------------------------- ------------ ------------
Richard R. Hylland       President and Chief Operating Officer of NorthWestern        1995          41
                         since May 1998; Vice Chairman of NorthWestern Growth
                         Corporation since January 1999; formerly Executive Vice
                         President of NorthWestern (1995-1998) and formerly
                         Chief Executive Officer (1998) and President and Chief
                         Operating Officer (1994-1998) of NorthWestern Growth
                         Corporation; Member of the Boards of Directors of
                         LodgeNet Entertainment Corporation (NASD:LNET), a
                         provider of entertainment, information and marketing
                         services to the lodging industry; MDC Corporation, Inc.
                         (NASDQ:MDCA), a provider of secure transaction products
                         and services, and communications & marketing services;
                         and CornerStone Propane GP, Inc. (managing General
                         partner for CornerStone Propane Partners, L.P.
                         (NYSE:CNO), a retail propane supplier.
------------------------ --------------------------------------------------------- ------------ ------------
Jerry W. Johnson         Dean Emeritus and Professor of Economics, School of          1994          61
                         Business, University of South Dakota, since 2001,
                         formerly Dean of the School of Business (1990-2001);
                         Member of the Boards of Directors of Citibank (S.D.),
                         N.A., Citibank FSB and Citibank USA.
------------------------ --------------------------------------------------------- ------------ ------------
Larry F. Ness            Chairman and Chief Executive Officer of First Dakota         1991          56
                         Financial Corp., a bank holding company, and of First
                         Dakota National Bank since 1996; formerly Vice Chairman
                         and Chief Executive Officer of that bank (1993-1996).
------------------------ --------------------------------------------------------- ------------ ------------

                 YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                      THE ELECTION OF THESE THREE NOMINEES.

CONTINUING DIRECTORS

Class III Director John C. Charters has tendered his resignation from the Board, effective April 1, 2002. Mr. Charters resigned as Chief Executive Officer of Qwest Cyber.Solutions, effective in February 2002, and has agreed to become Chief Executive Officer for NorthWestern Communications Group, effective April 1, 2002. The Board will appoint a successor to fill the vacancy in Class III created by his resignation. The following information is furnished with respect to the other directors in Class III whose terms will expire in May 2003:


------------------------------ --------------------------------------------------- ----------- -------------
                                                                                     DIRECTOR     AGE ON
          DIRECTOR                     PRINCIPAL OCCUPATION OR EMPLOYMENT             SINCE    MARCH 1, 2002
------------------------------ --------------------------------------------------- ----------- -------------
Merle D. Lewis                 Chairman of NorthWestern since May 1998; Chief         1993          54
                               Executive Officer since February 1994; formerly
                               President (1994-1998); Chairman of NorthWestern
                               Growth Corporation since 1994; Member of the
                               Board of Directors of CornerStone Propane GP,
                               Inc. (managing General partner for CornerStone
                               Propane Partners, L.P. (NYSE:CNO), a retail
                               propane supplier).
------------------------------ --------------------------------------------------- ----------- -------------
Marilyn R. Seymann             President and Chief Executive Officer of M ONE,        2000          59
                               Inc., a financial services consulting firm, since
                               1991; Member of the Boards of Directors of
                               Beverly Enterprises, Inc. (NYSE:BEV), a
                               healthcare service provider; and Community First
                               Bankshares, a financial institution.
------------------------------ --------------------------------------------------- ----------- -------------

CONTINUING DIRECTORS

The following information is furnished with respect to directors in Class I whose terms will expire in May 2004:


------------------------------ --------------------------------------------------- ------------ ------------
                                                                                                    AGE ON
                                                                                     DIRECTOR      MARCH 1,
          DIRECTOR                      PRINCIPAL OCCUPATION OR EMPLOYMENT            SINCE         2001
------------------------------ --------------------------------------------------- ------------ ------------
Randy G. Darcy                 Senior Vice President, Operations of General           1998          51
                               Mills, Inc. (NYSE:GIS) a consumer foods company,
                               since 1987.
------------------------------ --------------------------------------------------- ------------ ------------
Gary G. Drook                  President and Chief Executive Officer and              1998          57
                               Director of AFFINA, The Customer Relationship
                               Company (formerly Ruppman Marketing Technologies,
                               Inc.), a provider of customer services programs,
                               since 1997; formerly President of Network
                               Services (1994-1995) for Ameritech Corporation, a
                               communications services provider.
------------------------------ --------------------------------------------------- ------------ ------------
Bruce I. Smith                 Attorney and partner in the law firm of Leininger,     1989          60
                               Smith, Johnson, Baack, Placzek, Steele & Allen
                               since 1978.
------------------------------ --------------------------------------------------- ------------ ------------

                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The Board held four regular meetings and two special meetings during 2001. Each director attended more than 75 percent of the aggregate of the meetings of the Board and of each committee on which he or she served. Committee members are appointed annually at the Board's regularly scheduled May meeting.

AUDIT COMMITTEE

The Audit Committee is composed of not less than three non-employee directors who are financially literate in financial and auditing matters and are "independent" as defined by the New York Stock Exchange. The members of the Audit Committee are Chairman Bruce I. Smith, Jerry W. Johnson and Larry F. Ness (John C. Charters served as a member in 2001 and January-February 2002). The Audit Committee held two meetings during 2001. The principal functions of the Audit Committee are to recommend to the Board the appointment of independent public accountants to conduct the annual audit of NorthWestern's financial statements, to review the scope of the annual audit, to approve services performed by the independent public accountants (considering the possible effect thereof on their independence), to review the report of the independent public accountants relating to the annual audit, to consider the appropriateness of non-audit services performed by the independent public accountants' firm, to review NorthWestern's annual financial statements and to monitor NorthWestern's processes for identification of key business, financial and regulatory risks.

COMPENSATION COMMITTEE

The Compensation Committee (formerly named the Nominating and Compensation Committee) is composed of not less than three non-employee directors. The members of the Compensation Committee are Chairman Randy G. Darcy, Gary G. Drook and Marilyn R. Seymann (John C. Charters served as a member in 2001 and January-February 2002). The Compensation Committee held five meetings during 2001. The functions of the Compensation Committee are to recommend the persons to be elected by the Board as officers, to review and recommend the compensation of directors and officers of NorthWestern and to determine awards, if any, to the executive officers of NorthWestern under incentive compensation and long-term equity plans.

GOVERNANCE COMMITTEE

The Governance Committee (formerly named the Corporate Governance Committee) is composed of NorthWestern's Chief Executive Officer and not less than three non-employee directors. The members of the Governance Committee are Chairman Gary G. Drook, Marilyn R. Seymann, Bruce I. Smith and Merle D. Lewis. The Governance Committee held one meeting in 2001. The functions of the Governance Committee are to recommend nominees for election to NorthWestern's Board, to review and recommend corporate governance best practices and to make recommendations to the Board concerning Board policies, the performance appraisal procedure for the chief executive officer, director qualifications and Board self-evaluation.
The Governance Committee will consider nominees for directors properly recommended by shareholders. A shareholder who wishes to submit a candidate for consideration at an Annual Meeting of Shareholders must notify the NorthWestern Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the meeting. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address, the number of shares of the Common Stock beneficially owned by the shareholder and any arrangements or understandings between the nominee and the shareholder. The shareholder must also furnish a statement from the nominee indicating that the nominee wishes and is able to serve as a director.


                                                   EXECUTIVE OFFICERS

----------------------------------- ------------------------------------------------------- ----------------
                                                                                                AGE ON
        EXECUTIVE OFFICER                     CURRENT TITLE AND PRIOR EMPLOYMENT             MARCH 1, 2001
----------------------------------- ------------------------------------------------------- ----------------
Merle D. Lewis                      Chairman since May 1, 1997; Chief Executive Officer           54
                                    since February 1994; formerly President (1994-1998)
                                    and Executive Vice President (1992-1993). Mr. Lewis
                                    also serves as Chairman of NorthWestern Growth
                                    Corporation, NorthWestern Services Group, Inc.,
                                    Expanets, Inc., Blue Dot Services Inc. and
                                    CornerStone Propane GP, Inc.
----------------------------------- ------------------------------------------------------- ----------------
Richard R. Hylland                  President and Chief Operating Officer since May 1998;         41
                                    formerly Executive Vice President (1995-1998), Vice
                                    President-Strategic Development (1995), Vice
                                    President Corporate Development (1993-1995), Vice
                                    President-Finance (1991-1995) and Treasurer
                                    (1990-1994). Mr. Hylland also serves as Vice Chairman
                                    of NorthWestern Growth Corporation since January
                                    1998; formerly Chief Executive Officer (January - May
                                    1998) and President and Chief Operating Officer
                                    (1994-1998). Mr. Hylland is also Vice Chairman of
                                    NorthWestern Growth Corporation, NorthWestern
                                    Services Group, Inc., Expanets, Inc., Blue Dot
                                    Services Inc. and CornerStone Propane GP, Inc., and a
                                    member of the boards of directors of MDC Corporation,
                                    Inc. and LodgeNet Entertainment Corporation.
----------------------------------- ------------------------------------------------------- ----------------
Daniel K. Newell                    Senior Vice President since February 2001; formerly           45
                                    Senior Vice President - Finance (1999 - February
                                    2001), Chief Financial Officer (1996 - February 2001)
                                    and Vice President - Finance (1995-1999). Mr. Newell
                                    also serves as President and Chief Executive Officer
                                    of Blue Dot Services Inc. (since 2001) and as
                                    Managing Director and Chief Executive Officer of
                                    NorthWestern Growth Corporation (since 1998);
                                    formerly President (1998) and Executive Vice
                                    President (1995-1998) of NorthWestern Growth
                                    Corporation. Mr. Newell also is a member of the
                                    boards of directors of NorthWestern Growth
                                    Corporation, NorthWestern Services Group, Inc.,
                                    Expanets, Inc., Blue Dot Services Inc. and
                                    CornerStone Propane GP, Inc.
----------------------------------- ------------------------------------------------------- ----------------
Eric R. Jacobsen                    Senior Vice President since February 2002; General            45
                                    Counsel and Chief Legal Officer since February 1999;
                                    formerly Vice President (1999-2002); Mr. Jacobsen
                                    also serves as Chief Operating Officer of
                                    NorthWestern Growth Corporation (since 2001);
                                    formerly Principal and General Counsel of
                                    NorthWestern Growth Corporation (1998-2001). Mr.
                                    Jacobsen also is a member of the boards of directors
                                    of NorthWestern Growth Corporation and NorthWestern
                                    Services Group, Inc. Prior to joining the Company,
                                    Mr. Jacobsen was Vice President - General Counsel and
                                    Secretary of LodgeNet Entertainment Corporation
                                    (1995-1998). Previously Mr. Jacobsen was a partner
                                    (1988-1995) with the law firm Manatt, Phelps &
                                    Phillips in Los Angeles, Calif.
----------------------------------- ------------------------------------------------------- ----------------


----------------------------------- ------------------------------------------------------- ----------------
Michael J. Hanson                   President and Chief Executive Officer of NorthWestern         43
                                    Energy (comprised of NorthWestern Public Service and
                                    the recently acquired utility assets of The Montana
                                    Power Company) since February 2002; President and
                                    Chief Executive Officer of NorthWestern Public
                                    Service division (June 1998 - February 2002). Mr.
                                    Hanson also serves as President and Chief Executive
                                    Officer and as a member of the board of directors of
                                    NorthWestern Services Group, Inc. Prior to joining
                                    the Company, Mr. Hanson was General Manager and Chief
                                    Executive Officer of Northern States Power Company
                                    South Dakota and North Dakota in Sioux Falls, S.D.
                                    (1994-1998).
----------------------------------- ------------------------------------------------------- ----------------
Kipp D. Orme                        Vice President and Chief Financial Officer since              43
                                    February 2001; formerly Vice President-Finance
                                    (2000-2002); Mr. Orme also serves as Vice President
                                    and Chief Financial Officer of NorthWestern Growth
                                    Corporation (since May 1999).  Mr. Orme also is a
                                    member of the board of directors of Blue Dot Services
                                    Inc. Prior to joining the Company, Mr. Orme was Vice
                                    President-Rental Business Finance of Thorn Americas,
                                    Inc., in Wichita, Kan. (1997-1998); Chief Financial
                                    Officer of Thorn Asia-Pacific in Sydney, Australia
                                    (1994-1997).
----------------------------------- ------------------------------------------------------- ----------------
John R. Van Camp                    Vice President-Human Resources since October 1999.            39
                                    Mr. Van Camp also is a member of the board of
                                    directors of NorthWestern Services Group, Inc. Prior
                                    to joining the Company, Mr. Van Camp was Human
                                    Resources Manager of GE Medical Systems (1997-1999);
                                    Human Resources Manager of GE Industrial Systems
                                    (1995-1997); Human Resources Manager of United
                                    Technologies Pratt & Whitney (1993-1995).
----------------------------------- ------------------------------------------------------- ----------------
Walter A. Bradley, III              Vice President and Chief Information Officer since            43
                                    April 1998. Mr. Bradley serves as a member of the
                                    board of directors of NorthWestern Growth
                                    Corporation. Prior to joining the Company, Mr.
                                    Bradley was Senior Vice President-Chief Information
                                    Officer of Mary Kay, Inc. in Dallas, Texas
                                    (1994-1998).
----------------------------------- ------------------------------------------------------- ----------------
Paul H. Wyche, Jr.                  Vice President-Communications and Chief                       55
                                    Communications Officer since September 2000. Mr.
                                    Wyche also is a member of the board of directors of
                                    NorthWestern Services Group, Inc. Prior to joining
                                    the Company, Mr. Wyche was Vice President, Global
                                    Communications and Community Affairs of Whirlpool
                                    Corporation (1998-2000). Previously Mr. Wyche was
                                    Vice President, Corporate Public Affairs and
                                    Government Relations with Safety-Kleen Corporation
                                    (1991-1998).
----------------------------------- ------------------------------------------------------- ----------------

                          SECURITY OWNERSHIP BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 1, 2002, with respect to the beneficial ownership of shares of NorthWestern's common stock owned by the directors, nominees for director, the "Named Executive Officers" of NorthWestern, as described below, and by all directors and executive officers of NorthWestern as a group. Except under special circumstances, NorthWestern's common stock is the only class of voting securities. There are no persons known to NorthWestern who own more than 5% of the outstanding shares of Common Stock.

The "Named Executive Officers" include NorthWestern's (a) Chief Executive Officer; (b) its four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal year 2001; and (c) up to two additional individuals for whom such disclosure would have been provided under clause (a) and (b) above but for the fact that the individual was not serving as an executive officer of NorthWestern at the end of fiscal year 2001; provided, however, that no disclosure need be provided for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

Accordingly, NorthWestern's Named Executive Officers include (a) Merle D. Lewis, Chairman and Chief Executive Officer; and (b) Richard R. Hylland, Daniel K. Newell, Michael J. Hanson and Eric R. Jacobsen, the four most highly-compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal year 2001 and whose salary and bonus exceeded $100,000.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of NorthWestern's common stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the SEC, or based upon the actual knowledge of NorthWestern.


------------------------------------------------------------------ --------------------- -------------------
                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL
                                                                       OWNERSHIP(1)

                                                                   ---------------------
                                                                     SHARES OF COMMON
                                                                    STOCK BENEFICIALLY   PERCENT OF COMMON
               NAME OF BENEFICIAL OWNER                                    OWNED                STOCK
------------------------------------------------------------------ --------------------- -------------------
John C. Charters                                                                  2,566                  *
------------------------------------------------------------------ --------------------- -------------------
Randy G. Darcy                                                                    5,508                  *
------------------------------------------------------------------ --------------------- -------------------
Gary G. Drook                                                                     5,410                  *
------------------------------------------------------------------ --------------------- -------------------
Jerry W. Johnson                                                                  9,820                  *
------------------------------------------------------------------ --------------------- -------------------
Larry F. Ness                                                                    10,889                  *
------------------------------------------------------------------ --------------------- -------------------
Marilyn R. Seymann                                                                2,566                  *
------------------------------------------------------------------ --------------------- -------------------
Bruce I. Smith                                                                   13,825                  *
------------------------------------------------------------------ --------------------- -------------------
Merle D. Lewis (2)                                                              108,710                  *
------------------------------------------------------------------ --------------------- -------------------
Richard R. Hylland (2)                                                           38,108                  *
------------------------------------------------------------------ --------------------- -------------------
Daniel K. Newell (2)                                                             26,287                  *
------------------------------------------------------------------ --------------------- -------------------
Michael J. Hanson                                                                11,074                  *
------------------------------------------------------------------ --------------------- -------------------
Eric R. Jacobsen                                                                  5,544                  *
------------------------------------------------------------------ --------------------- -------------------
All directors and executive officers                                            268,397                 1%
------------------------------- ---------------------------------- --------------------- -------------------

-------------------------------

*Less than 1%.

     *Less than 1%.
     (1) Shares shown represent both record and beneficial ownership, including shares held in the team member's (employee's) account with the Trustees of NorthWestern's Employee Stock Ownership Plan ("ESOP") and in various plans (NorthWestern's 401(k) Retirement Plan, Supplemental Variable Investment Plan and Team Member Stock Purchase Plan, collectively the "Team Member Savings Plans"). None of the directors, nominees or executive officers of NorthWestern beneficially owns any of NorthWestern's Cumulative Preferred Stock ($100 par value). The address of each person is 125 S. Dakota Ave., Sioux Falls, S.D. 57104.
     (2) Messrs. Lewis, Hylland and Newell own, respectively, 15,186, 6,665 and 7,984 common units, for a total of 29,835 common units, representing limited partner interests in CornerStone Propane Partners, L.P., a NorthWestern partner entity; and own, respectively, 31,147, 23,164 and 16,737 CornerStone restricted common units, for a total of 71,048 CornerStone restricted units. None of the foregoing amounts exceeds 1% of the outstanding common units.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board furnishes the following report on executive compensation to the shareholders of NorthWestern.

Procedures and Policies
-----------------------

The Committee, which is comprised entirely of non-employee directors, has overall responsibility to nominate persons to serve as executive officers of NorthWestern and to review and to recommend compensation for the members of the Board and for the executive officers. The Committee also reviews and recommends to the full Board any benefit plans for officers and team members and approves any executive officer or director awards made under NorthWestern's incentive compensation and long-term private equity plans.

From time to time, and most recently in 2000, the Committee has engaged William
M. Mercer, Incorporated, a compensation and benefits consulting firm, to assess the current executive compensation and private equity programs for NorthWestern and to offer recommendations that would support NorthWestern's short-term and long-term business strategy. Mercer representatives interview the members of the Board, compare the compensation of NorthWestern's executive officers and directors to comparable companies and present their findings to the Committee. The Board has implemented various recommendations from the Mercer studies which are designed to create and encourage motivation and innovation throughout the organization; to compensate executives for NorthWestern, business segment and individual performance; to focus on long-term performance and the creation of shareholder value; and to attract and retain key executives and other key team members.

Section 162(m) of the Internal Revenue code of 1986 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer and the four other most highly compensated executive officers unless certain tests are met. The Committee's general objective is to design and administer NorthWestern's compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers but also will consider such programs in light of the importance of achieving NorthWestern's compensation objectives discussed above.

Base Salary
-----------

The Mercer study recommended, and the Board has approved, a compensation program which positions total direct executive compensation at the median for comparable industry markets when performance is consistent with that comparative group, manages base salary through a range established around the median for the comparative group with adjustments primarily as the market median moves, utilizes annual incentives and equity-related long-term plans, and includes executive stock ownership guidelines. The comparative group is a broader group of service companies and includes some of the utilities in the EEI index used in the performance graph.

In determining Mr. Lewis' salary for 2001 as Chairman and Chief Executive Officer, the Committee considered the recommendations of the Mercer study, Mr. Lewis' individual performance as leader of NorthWestern and his contributions to the long-term success of the organization. The Committee also continued to utilize, throughout 2001, a formal chief executive officer evaluation process first initiated in 1997. In particular, the Committee considered Mr. Lewis' efforts in defining and leading NorthWestern's strategic focus on the energy and communications industries, positioning NorthWestern to once again increase the dividend on common shares; building a common culture emphasizing initiative and customer service, working toward a more consolidated entity to share support resources in a cost-effective manner, leading NorthWestern's efforts toward a significant growth in its natural gas and electric business through the successful acquisition of The Montana Power Company's transmission and distribution business; and leading efforts to raise capital to implement NorthWestern strategic plans. Mr. Lewis' base annual salary had previously been established at the median for the comparative group, and similar factors had previously been used to determine the base annual salary of the other named executive officers whose base salaries were established at or near the median for the comparative group. During 2001, base salaries for Mr. Lewis and the named executives were not increased or were increased very modestly.

Annual Incentive Compensation
-----------------------------

The philosophy for all NorthWestern incentive compensation plans is to provide rewards when financial objectives are achieved and to provide reduced or no benefits when the objectives are not achieved. These objectives are designed to further NorthWestern goals and to increase shareholder value.

The NorthWestern Board has adopted an annual incentive plan, known as the NorthWestern Performance Plan (the "Performance Plan"), which has been broadened to include team members at many levels of NorthWestern. The purpose of the Performance Plan is to motivate and reward outstanding performance by NorthWestern team members in meeting short-term goals that support long-term objectives important to NorthWestern's success. On an annual basis, the eligible team member's achievement is assessed against previously established individual goals, according to a performance assessment matrix including the following levels: outstanding, exceeds expectations, meets expectations, needs improvement and unsatisfactory for up to 75% of the individual's targeted cash bonus amount, and the remaining 25% of such targeted cash bonus amount is based on overall NorthWestern performance. Incentive targets and any awards to executive officers are determined by the Committee. For 2001, awards for Mr. Lewis, Mr. Hylland and Mr. Jacobsen were discretionary awards approved by the Compensation Committee, and no awards were made under the Performance Plan. Awards for Mr. Newell and Mr. Hanson were based on the annual incentive plans of NorthWestern Public Service division and Blue Dot Services Inc., respectively, based upon performance as compared to operating goals and objectives.

Long-Term Incentive Compensation
--------------------------------

As a complement to NorthWestern's annual incentive plans, the Board has determined that long-term incentive programs that tie executive compensation to increases in shareholder value are important. The Mercer study recommended, and the Board and the shareholders of NorthWestern have adopted, the NorthWestern Stock Option and Incentive Plan (the "Plan") to assist in accomplishing this goal by strengthening the link between compensation and the market value of NorthWestern's stock. The Plan is intended to recognize the contributions made to NorthWestern by its team members, to provide such persons with additional incentive to devote themselves to the future success of NorthWestern, and to improve the ability of NorthWestern to attract, retain and motivate individuals upon whom NorthWestern's future growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in NorthWestern through receipt of options to acquire NorthWestern's Common Stock. Similarly, the Plan is intended as an additional incentive to directors who are not team members of NorthWestern to serve on the Board and to devote themselves to the future success of NorthWestern. Options granted under the Plan to team members may be incentive stock options ("ISOs") within the meaning of Section 422(b) of the Internal Revenue Code, may be options not intended to be ISOs ("nonqualified stock options"), or may be other types of long-term incentives, such as restricted stock awards, stock appreciation rights and phantom stock units (collectively, "Options"). In 2001, executive officers received grants of incentive stock options and grants of phantom stock, with the latter awards to vest at the end of a three-year period, depending upon continued employment and achievement of certain financial goals at the end of 2003. In addition, Mr. Lewis and Mr. Hylland received grants in 2001 of restricted stock, with vesting at the end of a four-year period. Options granted to directors who are not team members of NorthWestern are nonqualified stock options.

NorthWestern has formed a private equity investment company in which certain key executives and key team members of NorthWestern Growth Corporation, which initiates strategic investments for NorthWestern, are provided the opportunity to make personal investments. The private equity investment company is structured as a limited liability company, is controlled and substantially owned by NorthWestern, and enables the investors to participate in long-term value creation in selected growth initiatives, including increases in the value of NorthWestern's interests in CornerStone, Blue Dot and Expanets above benchmark rates of return approved by the Committee. NorthWestern has the right to acquire the limited liability company interests of the investors under specified circumstances.

Mr. Lewis' long-term incentive compensation for 2001 was determined in accordance with the terms of the long-term incentive and private equity programs discussed above. The Board has established stock ownership guidelines for all executive officers that require each officer to purchase and obtain a significant equity ownership interest in NorthWestern within specified periods. The guidelines require equity purchase and ownership levels of 100,000 shares for the Chief Executive Officer, 50,000 shares for the President and 25,000 shares for other executive officers.

         Randy G. Darcy, Chairman   Gary G. Drook    Marilyn R. Seymann

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned during the fiscal years indicated for services in all capacities by the chief executive officer and by the four other most highly compensated NorthWestern executive officers in 2001:


-------------------------------- ------ -------------------- ------------------------- ---------------
             COMP.                YEAR         ANNUAL          LONG TERM COMPENSATION     ALL OTHER
       NAME AND POSITION                    COMPENSATION                                COMPENSATION
                                        -------------------- -------------------------      (4)
                                                                                            ($)
                                                               AWARDS
                                                             (SECURITIES
                                        SALARY $    BONUS    UNDERLYING
                                                     (1)$     OPTIONS)    PAYOUTS (3)
                                                                 (2)
-------------------------------- ------ ---------- --------- ------------ ------------ ---------------
Merle D. Lewis                   2001    786,000   150,000     177,511     1,284,746       58,680
Chairman & Chief Executive       2000    734,208   247,000     278,442        80,676       57,764
Officer                          1999    627,167   783,733     133,908        85,137       40,220

-------------------------------- ------ ---------- --------- ------------ ------------ ---------------
Richard R. Hylland               2001    511,000   100,000      86,469       925,537       30,044
President & Chief Operating      2000    483,042   158,000     119,827        30,129       28,495
Officer                          1999    416,542   666,211      68,103        32,838       21,200

-------------------------------- ------ ---------- --------- ------------ ------------ ---------------
Daniel K. Newell                 2001    347,333    80,000      44,500       861,346       21,600
Sr. Vice President; President    2000    311,917   118,000      39,481        ----         19,170
& CEO of Blue Dot Services,      1999    278,917   561,532      33,879        ----         16,524
Inc. & Managing Director & CEO
of NorthWestern Growth Corp.
-------------------------------- ------ ---------- --------- ------------ ------------ ---------------
Michael J. Hanson                2001    323,750   585,914       9,000        ----         19,684
President & CEO of               2000    293,583   390,370       8,035        ----         19,319
NorthWestern Public Service      1999    245,583   293,117       5,800        ----         11,107
division & of NorthWestern
Services Group, Inc.
-------------------------------- ------ ---------- --------- ------------ ------------ ---------------
Eric R. Jacobsen                 2001    280,416   150,000      28,000       430,757       17,491
Senior Vice President, General   2000    257,042    44,189      32,831        ----         13,465
Counsel & Chief Legal Officer    1999    231,667    37,927      31,812        ----          6,503
& Chief Operating Officer of
NorthWestern Growth Corp.
-------------------------------- ------ ---------- --------- ------------ ------------ ---------------

     (1) The amounts in this column are cash awards pursuant to NorthWestern's annual incentive plans, which are described under the "Report on Executive Compensation" which were earned in the year shown and paid in the following year.
     (2) For 1999 and 2000, for all named executives, and for Mr. Newell, Mr. Hanson and Mr. Jacobsen in 2001, these awards are solely incentive stock options. For Mr. Lewis and Mr. Hylland in 2001, the awards include 155,000 and 75,500 incentive stock options, and 22,511 and 10,969 restricted stock awards, respectively, with the restricted stock awards accruing quarterly dividends equivalent to NorthWestern's common stock dividends. As of December 31, 2001, the restricted stock awards were valued at $500,097 and $243,684, respectively.
     (3) For 1999 and 2000, the amounts in this column represent the cash payouts from NorthWestern's former phantom stock long-term incentive compensation plan at the end of the five-year periods following the dates of the awards. For 2001, the amounts represent such former phantom stock plan payouts for Messrs. Lewis, Hylland and Newell in the following amounts: Lewis, $146,695; Hylland, $95,161; and Newell, $30,970, with the remainder of the 2001 distributions for those three executives and the distribution for Mr. Jacobsen representing vested interests in the NorthWestern Growth Corporation private equity plan.
     (4) The amounts in this column include NorthWestern's contributions on behalf of the named executive officers to the Team Member Savings
         Plans and to the ESOP as well as the amounts paid by NorthWestern with respect to term life insurance for the benefit of the executives. For the executives named in this table, for 2001 such amounts under the Team Member Savings Plans, ESOP and life insurance under the NorthWestern Family Protector Plan, respectively, were as follows: Mr.
         Lewis: $27,486, $18,475 and $12,719; Mr. Hylland: $17,885, $8,459 and
         $3,700; Mr. Newell: $12,157, $5,893 and $3,550; Mr. Hanson: $11,331,
         $4,553 and $3,800; and Mr. Jacobsen: $9,811, $4,055 and $3,625.

                             INFORMATION ON OPTIONS

                        OPTION GRANTS IN LAST FISCAL YEAR


---------------------------- ----------------------------- ------------- ---------- ------------------------------
                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL RATES OF
                                                                                     STOCK PRICE APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                       OPTION TERM (3)($)
                             -----------------------------                          ------------------------------
                                              PERCENT OF
                                                TOTAL
                                NO. OF         OPTIONS
                               SECURITIES     GRANTED TO
                               UNDERLYING        TEAM      EXERCISE OR
                                OPTIONS       MEMBERS IN    BASE PRICE   EXPIRATION  AT 5% ($35.66  AT 10%($56.66
           NAME                GRANTED (#)    FISCAL YEAR     ($/SH)(2)      DATE     STOCK PRICE)   STOCK PRICE)
---------------------------- --------------- ------------- ------------- ---------- -------------- ---------------
Merle D. Lewis                      155,000            29         22.70   2/4/2011      2,216,500       5,593,950
---------------------------- --------------- ------------- ------------- ---------- -------------- ---------------
Richard R. Hylland                   75,500            14         22.70   2/4/2011      1,079,650       2,724,795
---------------------------- --------------- ------------- ------------- ---------- -------------- ---------------
Daniel K. Newell                     44,500             8         22.70   2/4/2011        636,350       1,606,005
---------------------------- --------------- ------------- ------------- ---------- -------------- ---------------
Michael J. Hanson                     9,000             2         22.70   2/4/2011        128,700         324,810
---------------------------- --------------- ------------- ------------- ---------- -------------- ---------------
Eric R. Jacobsen                     28,000             5         22.70   2/4/2011        400,400       1,010,520
---------------------------- --------------- ------------- ------------- ---------- -------------- ---------------

    (1) All options granted in 2001 become exercisable in annual cumulative installments of 33 1/3%, commencing three years from date of grant, with full vesting occurring on the fifth anniversary date of the grant. Vesting is accelerated in the event of a change in control of NorthWestern.

    (2) All options were granted at market value (the closing price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal) on the date of grant.

    (3) The hypothetical potential gains (reported net of exercise price) are based entirely on assumed annual growth rates of 5% and 10% in the value of NorthWestern's stock price over the ten-year life of the options (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth are mandated by rules of the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock price.

                          FISCAL YEAR-END OPTION VALUES


---------------------------- -------------------------------- ------------------------------
                              NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-
                               UNEXERCISED OPTIONS AT FISCAL   MONEY OPTIONS AT FISCAL YEAR-
                                       YEAR-END (#)                      END ($)(1)
                             -------------------------------- ------------------------------
                                EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          NAME
---------------------------- ---------------- --------------- -------------- ---------------
Merle D. Lewis                     34,733         636,817            0              0
---------------------------- ---------------- --------------- -------------- ---------------
Richard R. Hylland                 12,633         286,697            0              0
---------------------------- ---------------- --------------- -------------- ---------------
Daniel K. Newell                    4,000         125,860            0              0
---------------------------- ---------------- --------------- -------------- ---------------
Michael J. Hanson                   1,939          26,713            0              0
---------------------------- ---------------- --------------- -------------- ---------------
Eric R. Jacobsen                      833          94,310            0              0
---------------------------- ---------------- --------------- -------------- ---------------

     (1) Represents the difference between $21.05 (the closing price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal for the close on December 31, 2001) and the option exercise price.

                            LONG-TERM INCENTIVE PLANS
                           AWARDS IN LAST FISCAL YEAR


---------------------- ------------- ---------------- ----------------------------------------
        NAME            NUMBER OF    PERFORMANCE OR   ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                         SHARES,      OTHER PERIOD              PRICE-BASED PLANS
                         UNITS OR         UNTIL       ----------------------------------------
                          OTHER       MATURATION OR    THRESHOLD     TARGET ($)     MAXIMUM
                        RIGHTS (#)       PAYOUT           ($)                         ($)
---------------------- ------------- ---------------- ------------ -------------- ------------
Merle D. Lewis            22,511                 (1)    127,750       255,000       511,000
---------------------- ------------- ---------------- ------------ -------------- ------------
Richard R. Hylland        10,969                 (1)     62,250       124,500       249,000
---------------------- ------------- ---------------- ------------ -------------- ------------
Daniel K. Newell           4,714                 (1)     26,750        53,500       107,000
---------------------- ------------- ---------------- ------------ -------------- ------------
Michael J. Hanson          3,000                 (1)     17,000        34,000        68,000
---------------------- ------------- ---------------- ------------ -------------- ------------
Eric R. Jacobsen           2,819                 (1)     16,000        32,000        64,000
---------------------- ------------- ---------------- ------------ -------------- ------------

     (1) Performance share plan with incentive opportunity, to be delivered one-half in NorthWestern common stock and one-half in cash, dependent on performance against consolidated NorthWestern financial metrics at the end of a 3-year period from the grant date of February 4, 2001. Financial metrics used are budgeted 2003 earnings per share and budgeted 2003 cash flow (EBITDA).


EMPLOYMENT CONTRACTS

The Board has adopted a program of comprehensive employment agreements with the named executive officers, with terms through the last day of the following months: Mr. Lewis, May 2005; Mr. Hylland, February 2006; Mr. Newell, February 2005; Mr. Hanson, February 2005 and Mr. Jacobsen, February 2004. These agreements contain non-compete, confidentiality and change in control provisions. The agreements also include base salary amounts for the current year and annual incentive plan and long-term incentive plan provisions tied to the success of the organization. The agreements generally provide termination benefits if employment by NorthWestern terminates for any reason (other than death, disability, retirement at age 65 or such earlier age that the Board approves, or discharge for gross misconduct in the performance of employment duties that materially injures NorthWestern) within the specified term of the agreement and after a "change in control" or "major transaction" event. A change in control event generally occurs if a person acquires 20% or more of the voting power of NorthWestern's securities. A major transaction event occurs if the shareholders of NorthWestern approve a merger or consolidation in which less than two-thirds of the Board of NorthWestern continue to serve, a plan of liquidation of NorthWestern, or a sale or disposition of all or substantially all of NorthWestern's assets. As part of the termination benefits, NorthWestern must pay the executive officer a lump sum payment (or, at the executive's election, deferred payments) generally equal to the executive's base salary and average annual short-term and long-term incentive compensation for each year during the specified period of the agreement. NorthWestern must also provide the officer with health, disability and life insurance coverages in amounts substantially equal to those he or she was receiving at the time of the termination for a specified period. Also, on the officer's normal retirement date, NorthWestern must pay the officer, or his or her estate in the event of death, a lump sum amount equal to the actuarial equivalent of the additional retirement benefits that would have been due under NorthWestern's retirement plan, if employment had continued for the period for which the benefits referred to in the preceding sentence are payable. To the extent that such benefits are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1954, as amended, with respect to excess "parachute payments" under Section 180G of such Code, NorthWestern will be responsible for such tax. The termination benefits under these agreements are to be provided regardless of whether a team member is able to obtain other employment.

RETIREMENT PLAN

Effective January 1, 2000, NorthWestern offered its team members two alternatives with regard to its retirement plan. A team member could convert his or her existing accrued benefit from the existing plan into an opening balance in a hypothetical account under a new cash balance formula, or that team member could continue under the existing defined benefit formula. All team members hired after January 1, 2000, participate in the cash balance formula. The beginning balance in the cash balance account for a converting team member was determined based on the team member's accrued benefit, age and service as of January 1, 2000, 2000 eligible pay, and a conversion interest rate of 6%. Under the cash balance formula, a participant's account grows based upon (1) contributions by NorthWestern made once per year, and (2) by annual interest credits based on the average Federal 30-year treasury bill rate for November of the preceding year (6.15% for 2000). Contribution rates were determined on January 1, 2000, based on the participant's age and years of service on that date. They range from 3%-7.5% (3% for all new team members) for compensation below the taxable wage base and are doubled for compensation above the taxable wage base. Upon termination of employment with NorthWestern, a team member, or if deceased, his or her beneficiary, receives the cash balance in the account paid in a lump sum or in other permitted annuity forms of payment.

To be eligible for the retirement plan, a team member must be 21 years of age and have worked at least one year for NorthWestern, working at least 1,000 hours in that year. Non-employee Directors are not eligible to participate. Benefits for team members who chose not to convert to the cash balance formula will continue to be part of the defined benefit formula, which provides an annual pension benefit upon normal retirement at age 65 or earlier (subject to benefit reduction). Under this formula, the amount of the annual pension is based upon average annual earnings for the 60 consecutive highest paid months during the 10 years immediately preceding retirement. Upon retirement on the normal retirement date, the annual pension to which an eligible team member becomes entitled under the formula amounts to 1.34% of average annual earnings up to the Covered Compensation base plus 1.75% of such earnings in excess of the Covered Compensation base, multiplied by all years of credited service.

The named executives also participate in a supplemental excess retirement plan related to both of the pension formulas, which provides benefits based on those formulas but with respect to compensation which exceeds the limits under the Code. In addition, NorthWestern has agreed to assure Mr. Hanson a pension benefit equivalent to that which would be provided by the Retirement Plan if he were given credit for his 17 years of prior service with another utility company in addition to his years of service with NorthWestern. As a result, he was credited with those additional years of service under the supplemental excess retirement plan.

Assuming the named executives reach the normal retirement age of 65, the projected annual 10-year certain and continuous annuity benefit for Mr. Lewis would be $509,145, and the projected annual life annuity benefits for the other named executives would be: Mr. Hylland, $247,412; Mr. Newell, $100,027; Mr. Hanson, $156,642 and Mr. Jacobsen, $53,187. The annual pay credit rates are as follows for the participating named executives: Mr. Hylland 4%, Mr. Newell 3.7%, Mr. Hanson 3% and Mr. Jacobsen 3% (4.9% for them in the supplemental plan).

OTHER BENEFITS

NorthWestern currently maintains a variety of benefit plans and programs, which are generally available to all NorthWestern team members, including executive officers, such as the 401(k) Retirement Plan under which a team member may contribute up to 13% of his or her salary (with NorthWestern matching with up to 3 1/2% with the first 6% contributed by the team member), a Supplemental Variable Investment Plan (a non-qualified Supplemental 401(k) plan available to the extent participation in the 401(k) Retirement Plan is limited by the Internal Revenue Code), a Team Member Stock Purchase Plan (Section 423 Plan) approved by shareholders and instituted in 1999, in which a team member may contribute up to $3,000 per year for the purchase of NorthWestern Common Stock (at a discount of up to 15% of market value), term life and supplemental life (Family Protector Plan) insurance coverage, the NorthWestern Employee Stock Ownership Plan (ESOP), long-term disability plan, and other general employee benefits such as emergency personal leave and educational assistance.

DIRECTOR COMPENSATION

Non-employee Directors annually receive 1,200 shares of Common Stock of NorthWestern, are paid $2,500 each quarter for serving on the Board and receive an attendance fee of $4,000 for attendance at each regular or special meeting of the Board. Directors are also paid $1,700 for each meeting of a committee on which such director serves and $500 for each quarter during which they serve as chairman of a committee of the Board. Directors receive one-half of the meeting fee for telephonic conference board or committee meetings. In addition, non-employee directors received stock options for

4,000 shares of Common Stock in 2001. Directors who are also officers are not separately compensated for services as a director on NorthWestern's Board.

Directors may elect to defer receipt of their cash compensation as directors until they cease to be directors. The deferred compensation may be invested in
(1) an account which earns interest at the same rate as accounts in the team member savings plan or (2) a deferred compensation unit account in which the deferred compensation is converted into deferred compensation units on the basis that each unit is at the time of investment equal in value to the fair market value of one share of NorthWestern's Common Stock, sometimes referred to as "phantom stock units." Additional units based on the dividends paid on NorthWestern's Common Stock are added to the director's deferred compensation unit account. Following the director's retirement, the value of the deferred compensation is paid in cash to the former director within a period of five years.

In 2001, Mr. Lewis, Mr. Hylland and Mr. Newell were paid $48,000, $31,000 and $30,000, respectively, in cash and $26,000, $12,000 and $12,000 in restricted common units of CornerStone Propane, L.P., as director fees for service on the board of CornerStone Propane GP, Inc., a subsidiary of NorthWestern Growth Corporation and the managing general partner of CornerStone Propane Partners, L.P. and CornerStone Propane, L.P.

SALARY CONTINUATION PLAN

NorthWestern has a non-qualified salary continuation plan for directors and selected management team members. In 2001, a total of 54 active team members and non-employee directors participated in this plan. The plan provides for certain amounts of salary continuation in the event of death before or after retirement or, in the alternative, certain supplemental retirement benefits in lieu of any death benefits after age 65. Generally, death benefits will vary from 45% to 75% of salary for up to 15 years, and supplemental retirement benefits from 25% to 40% of current salary. Life insurance is carried on each plan participant in favor of NorthWestern to indirectly fund future benefit payments. Part of the cost of the life insurance carried by NorthWestern is paid by team member participants in the plan. The program is designed so that if assumptions made as to mortality experience, policy dividends or credits, and other actuarial factors are realized, NorthWestern will more than recover its cost of this program. Consequently, the cost of any one individual participant cannot be properly allocated or determined because of the overall actuarial plan assumptions and the cost recovery feature of the plan. Therefore, no amount attributable to this plan has been included in the summary compensation table above.

AUDIT COMMITTEE REPORT

The following report is submitted on behalf of the Audit Committee of the Board of Directors. In connection with the December 31, 2001, financial statements, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with Arthur Andersen LLP ("Andersen"), NorthWestern's auditors, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and received and discussed with the auditors the matters required by

Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. Based on these reviews and discussions, we recommended to the Board that NorthWestern's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Board of Directors has adopted a written Audit Committee Charter to guide the Committee. The Audit Charter, which is reviewed at least annually, was included as an exhibit to NorthWestern's Proxy for last year's Annual Meeting. In 2001, it was amended by the Board of Directors. A copy of the amended Audit Charter is attached as Exhibit A to this Proxy.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP has served as NorthWestern's independent public accountants continuously since 1932. During 2001, NorthWestern also engaged Arthur Andersen LLP to render certain non-audit professional services.
AUDIT FEES: During 2001 Andersen billed NorthWestern for $2.6 million in Audit and Audit-Related Services.
FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:  None.
ALL OTHER FEES: During 2001, Andersen, as part of a team of consultants, including Seibel, Oracle, Qwest Cyber.Solutions, among others, performed certain one-time customer information systems consulting services, related to the implementation of the Expert information system at Expanets, Inc. The Expert system is a comprehensive enterprise resource planning software system with extensive customer service functionality (Seibel Systems) and robust back office management systems (Oracle) that will enable Expanets to terminate costly transition services agreements entered into at the time of the acquisition of the Growing and Emerging Markets division of Lucent Technologies, Inc. in April 2000. The system was placed into service in November 2001, following eighteen months of design and implementation planning involving several consulting firms working under the management of Expanets executives. Expanets anticipates that the only continued services to be provided by Andersen in 2002 related to the Expert system will be those necessary for follow-up to the implementation. The total 2001 costs for the Expert system were $80.15 million, including total consulting fees of $58.3, which include fees by Andersen of $39.3 million. In addition to the foregoing, Andersen billed NorthWestern for $1.1 million in tax services and $1.4 million in other fees, for an aggregate of $41.8 million of such other fees in 2001.

Consistent with NorthWestern's Board-adopted policy, under which management and the Committee must consider whether the independent auditors' provision of any additional non-audit services to NorthWestern and its affiliates is compatible with the auditors' independence, the Audit Committee has considered such services and has determined that such work did not affect Andersen's independence. Additionally, the Board has adopted a policy to further insure that all future services will be scrutinized so as to avoid any impact of such services on Andersen's independence as auditors.

The Audit Committee is reviewing whether to engage Andersen to serve as NorthWestern's independent public accountants during the current year. In light of recent events surrounding Andersen, the Company continues to monitor the developments regarding Andersen and may decide, pending the resolution of those issues, to change independent public accountants. One or more representatives of Andersen are expected to attend the Meeting and will be available to respond to questions from shareholders.

         Bruce I. Smith, Chairman   Jerry W. Johnson Larry F. Ness

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

None of the current members of the Compensation Committee of the Board are team members or former team members of NorthWestern. No member of the Compensation Committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director John C. Charters was employed as Chief Executive Officer for Qwest Cyber.Solutions ("QCS") in 2001, and during that year, Expanets, Inc. (a NorthWestern subsidiary) entered into an agreement with QCS, following a competitive bidding process, in which QCS was the lowest qualifying bidder, to provide application hosting services, consisting of computer servers and related support services. The five-year agreement is currently valued at approximately $52.7 million for services to be provided throughout the agreement term. Mr. Charters discontinued his employment with QCS in February 2002.

                                PERFORMANCE GRAPH

The following Stock Price Performance Graph compares the cumulative total return* on NorthWestern's Common Stock ("NOR"), the Edison Electric Institute
(EEI) Index of Investor-Owned Electrics, the S&P Small Cap 600 Stock Index and the S&P 500 Stock Index for a five-year period. NorthWestern believes that the S&P Small Cap 600 Stock Index more closely compares to NorthWestern's market capitalization (in fact, NorthWestern is a component issuer in the S&P Small Cap
600), therefore NorthWestern intends to discontinue the comparison with the S&P 500 in the proxy statement for next year's annual meeting.

(graph)

--------------------- ---------------- ------------ ------------- -------------
                             NOR       EEI ELECTRIC   S&P SMALL      S&P 500
                                                       CAP 600
--------------------- ---------------- ------------ ------------- -------------
Base 12/31/96                 $100.00      $100.00     $100.00       $100.00
--------------------- ---------------- ------------ ------------- -------------
1997                          $140.98      $127.37     $125.58       $133.36
--------------------- ---------------- ------------ ------------- -------------
1998                          $168.95      $145.06     $129.01       $171.47
--------------------- ---------------- ------------ ------------- -------------
1999                          $146.80      $118.08     $145.01       $207.56
--------------------- ---------------- ------------ ------------- -------------
2000                          $162.11      $174.72     $162.13       $188.66
--------------------- ---------------- ------------ ------------- -------------
2001                          $155.69      $159.37     $195.17       $166.24
--------------------- ---------------- ------------ ------------- -------------


 *Cumulative total return assumes quarterly reinvestment of dividends.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to NorthWestern pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other Reports were required, NorthWestern believes that all of such Reports were filed on a timely basis by executive officers and directors during 2001.

                                  ANNUAL REPORT

A copy of NorthWestern's Annual Report for the year ended December 31, 2001, is being sent to all shareholders of record as of the Record Date. Your attention is directed to the financial statements and Management's Discussion and Analysis in such Annual Report, which provide additional important information concerning NorthWestern.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders who wish to present proposals for consideration at the 2003 Annual Meeting of Shareholders should submit their proposals, together with any supporting statements, to the Corporate Secretary of NorthWestern in order to be eligible for inclusion in the NorthWestern proxy materials for that meeting. To be considered, a shareholder must meet certain eligibility qualifications, and for the proposal to be timely submitted, it must be received by the Corporate Secretary by November 11, 2002. A shareholder presenting a proposal must appear in person or through a qualified representative at the 2003 Annual Meeting to present the proposal. NorthWestern reserves the right to reject, rule out of order or take other appropriate action with respect to any untimely proposal or any proposal that does not comply with these and other applicable requirements.

                                  OTHER MATTERS

The management does not know of any matter to be brought before the Meeting, other than the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board will vote all proxies which have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Alan D. Dietrich
Corporate Secretary
NorthWestern Corporation

April 1, 2002

PLEASE USE ONE OF THE THREE METHODS TO VOTE YOUR SHARES SO THAT YOUR STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

MANAGEMENT WILL PROVIDE TO EACH SHAREHOLDER WHOSE PROXY IS SOLICITED FOR THE 2002 ANNUAL MEETING, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF NORTHWESTERN'S 2001 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO ELIZABETH A. EVANS, VICE PRESIDENT-BANKING AND INVESTOR RELATIONS, NORTHWESTERN CORPORATION, 125 S. DAKOTA AVE., SIOUX FALLS, SOUTH DAKOTA 57104.

IMPORTANT:
VOTE YOUR SHARES OVER THE INTERNET, BY PHONE OR
BY SIGNING AND RETURNING THE ENCLOSED CARD PROMPTLY

                                    EXHIBIT A
                            NORTHWESTERN CORPORATION
                             AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee (the "Committee") of the Board of Directors of NorthWestern Corporation (the "Corporation") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Corporation and such other duties as directed by the Board.

ORGANIZATION AND MEETINGS

The membership of the Committee shall consist of not less than three non-employee members of the Board, all of whom will be financially literate or will become financially literate within a reasonable amount of time after appointment to the Committee, and at least one member of the Committee will possess accounting or related financial management expertise, as the Board interprets such qualifications. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. In discharging this oversight role, the Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the Independent Accountant (the "Accountant"), and the management of the Corporation and shall be empowered to investigate any matter brought to its attention, with full power to retain independent counsel, accountants or others to assist in the conduct of any investigation, at the Corporation's expense.

RESPONSIBILITIES

The Committee's primary responsibilities are:
   o Primary input into the recommendation to the Board for the selection and retention of the Accountant that audits the financial statements of the Corporation. In the process, the Committee will discuss and consider the Accountant's written affirmation that the Accountant is in fact independent, discuss the nature and rigor of the audit process, receive and review all reports and provide to the Accountant full access to the Committee (and the Board) to report on any and all appropriate matters.
   o Discussion with management and the Accountant of the quality and adequacy of the Corporation's internal controls.
   o Review of annual financial statements with management and the Accountant. Such discussions may include, as deemed appropriate, quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as the Committee determines.
   o Review and discuss Accountant's required communications relating to the audit.
   o Consider appropriateness of non-audit services provided by the Accountant to the Corporation.

   o Risk controls - monitoring company processes for management's identification and control of key business, financial and regulatory risks.
   o Discussion with management of the status of pending litigation, taxation matters and other areas of legal and compliance oversight as may be appropriate.
   o Review with management and the Accountant any significant risks and exposures of the Corporation and management's steps to minimize them.
   o Review of any significant findings and recommendations made by the Accountant and management's responses to them.
   o   Annually review this Charter and the Corporation's Code of Conduct.
   o   Report on Committee activities to the full Board.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Accountant. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Accountant or to assure compliance with laws and regulations.